UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT


   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934



         Date of Report (Date of earliest event reported) June 17, 2003

                          AMERICAN UNITED GLOBAL, INC.
             (Exact name of registrant as specified in its charter)




           Delaware                  000-19404                95-4359228

(State or other jurisdiction  (Commission File Number)     (IRS Employer
      of incorporation)                                   Identification No.)





11108 NE 106TH PLACE, KIRKLAND WASHINGTON                       98033
(Address of principal executive offices)                      (zip code)



      (Registrant's telephone number, including area code) (425) 869-7410


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Safe Harbor  Statement  under the Private  Securities  Litigation  Reform Act of
1995:

This Form 8-K contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time by American United Global, Inc. with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the companies, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, American United Global, Inc. disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.


ITEM 1:  CHANGE IN CONTROL

On June 16, 2003, American United Global, Inc., Delaware corporation (the "Company"), Lifetime Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"), and Lifetime Healthcare Services, Inc., a Delaware corporation ("Lifetime"), entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"). The Merger Agreement was approved by the board of directors of each of the Company, Merger Sub and Lifetime on June 13, 2003 and by the stockholders of Lifetime and Merger Sub on June 13, 2003.

Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with Delaware Law, Merger Sub was merged with and into Lifetime as of June 17, 2003 (the "Merger"). As a result of the Merger, the outstanding shares of capital stock of each of Merger Sub and Lifetime were converted or canceled in the manner provided by the Merger Agreement, the separate corporate existence of Merger Sub ceased, and Lifetime continued as the surviving corporation in the Merger as a wholly owned subsidiary of the Company.

Prior to the Merger, the Rubin Family Irrevocable Stock Trust owned approximately 77.6% of the shares of the common stock, par value $.01 per share (the "Company Common Stock"), of the Company. In connection with the Merger, the
Company:

     - issued to the former stockholders of Lifetime, an aggregate of 467,500 shares of the Company's Series B-2 Convertible Preferred Stock (the "B-2 Preferred"), convertible into an aggregate of 9,350,000 shares of Company Common Stock, which B-2 Preferred votes on an "as converted" basis with the Company Common Stock on all matters as to which holders of Company Common Stock may vote; and

     - entered into a certain agreement (the "Closing Agreement") which will, until the occurrence of certain events as more fully set forth below, govern the constitution of the Company's board of directors and materially impact its decision-making capability.

Either of these events undertaken without respect to the other constitutes a "change in control" of the Company.

On June 27, 2003, the Company issued a press release regarding the closing of the Merger and related transactions and developments. A copy of such press release is filed herewith as Exhibit 99.1.

For more information concerning the Merger and related transactions, see: (i) the information set forth in this Form 8-K, including with specific reference "Item 2 - Acquisition or Disposition of Assets"; (ii) the Merger Agreement filed as an exhibit to this Form 8-K, (iii) the Closing Agreement filed as an exhibit to this Form 8-K, and (iv) the other exhibits of this Form 8-K.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

Acquisition of Lifetime and NY Medical

The Merger

On June 17, 2003, the Company, through Merger Sub, acquired 100% of the capital stock of Lifetime. Pursuant to the Merger Agreement, Merger Sub was merged with and into Lifetime, with Lifetime continuing as the surviving corporation of the Merger and a wholly-owned subsidiary of the Company. Lifetime is a holding company whose only asset consists of its ownership of 55% of the outstanding capital stock of NY Medical, Inc., a New York corporation ("NY Medical"), acquired by Lifetime immediately prior to the consummation of the Merger.

In connection with the Merger, the Company issued an aggregate of 467,500 shares of its newly authorized and designated B-2 Preferred to the former Lifetime stockholders. Each share of the B-2 Preferred is convertible, on or after December 17, 2003 (or earlier upon the occurrence of certain specified events), into 20 shares of Company Common Stock. The shares of B-2 Preferred are convertible at the option of the holder of such share or pursuant to a resolution in favor thereof by the board of directors of the Company. Accordingly, an aggregate of 9,350,000 shares of Company Common Stock would be issued to the former Lifetime stockholders if all shares of B-2 Preferred are converted.

In contemplation of the Merger Agreement, the Company declared a stock dividend on the Company Common Stock with a record date of June 10, 2003. The stock dividend took the form of the issuance of 232,500 shares of the Company's newly authorized and designated Series B-3 Convertible Preferred Stock (the "B-3 Preferred") to the holders of the Company Common Stock on the record date on a pro rata basis. Each share of the B-3 Preferred is convertible, on or after December 17, 2003 (or earlier upon the occurrence of certain specified events), into 20 shares of Company Common Stock. The shares of B-3 Preferred are convertible at the option of the holder of such share or pursuant to a resolution in favor thereof by the board of directors of the Company. Accordingly, an aggregate of 4,650,000 shares of Company Common Stock would be issued to the Company's record holders of the B-3 Preferred if all shares of B-3 Preferred are converted.

Both the B-2 Preferred and the B-3 Preferred vote together with the Company Common Stock on an "as converted basis" and are substantially identical to each other in all other respects (see "Description of Securities").

Immediately prior to the consummation of the Merger and the Company's acquisition of Lifetime, Lifetime acquired 55% of the capital stock of NY Medical pursuant to a Stock Purchase Agreement, dated March 21, 2003, as amended (the "NY Medical Stock Purchase Agreement"). NY Medical provides facilities and management services for various medical practices which specialize in areas of neurology, orthopedics, physiatry and internal medicine.

The selling NY Medical stockholder was Redwood Investment Associates, L.P. ("Redwood"), an affiliate of Dr. Jonathan Landow, the President and Chief Executive Officer of NY Medical.

Post-Closing Obligations

Under the terms of the NY Medical Stock Purchase Agreement, Lifetime issued to Redwood a $5,500,000 principal amount 6% convertible note (the "Lifetime Note"), of which $2,000,000 is due and payable on or before March 22, 2004. In connection with the Merger, the Company unconditionally guaranteed the Lifetime Note. The balance of the Lifetime Note is payable in seven quarterly installments of $500,000 each, commencing July 1, 2004 and is convertible at the option of the holder into shares of Company Common Stock at a conversion price of $4.00 per share. Each principal installment due under the Lifetime Note is also subject to mandatory conversion in the event that the closing price of the Company Common Stock equals or exceeds $4.80 per shares for the 30 consecutive trading days ending the last trading day prior to the subject installment payment date.






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In addition to the  Lifetime  Note,  the Company also  guaranteed  payment by NY
Medical of a separate $4,662,830 principal amount 6% Amended and Restated Senior Subordinated Term Loan Promissory Note of NY Medical, dated as of June 16, 2003 and payable to Tracy Landow, as assignee of Dr. Jonathan Landow (the "Landow
Note"). The Landow Note is payable in four annual installments commencing November 30, 2003. Under the terms of a certain Closing Agreement dated June 16, 2003, among the Company, Lifetime, Dr. Jonathan Landow, Tracy Landow, certain former stockholders of Lifetime, the Rubin Family Irrevocable Stock Trust (the record owner of approximately 77.6% of the outstanding Company Common Stock at the time of the Merger) and Robert M. Rubin (the "Closing Agreement"), the Company agreed to pay at least $3,662,830 of principal and all accrued interest due under the Landow Note by October 17, 2003. The Closing Agreement also provides that if, for any reason, the Company and/or Lifetime is unable to pay at least $3,662,830 of principal and all accrued interest due under the Landow Note by October 17, 2003 (subject only to the potential deferral of $500,000 of such amount for up to six months) and/or pay the Landow Note in full and an aggregate of $2,000,000 in principal amount of the Lifetime Note by March 22, 2004 (collectively, the "Payment Events"), a "Default Event" will be deemed to have occurred. In such event, Dr. Landow has the right to cause the Company to engage the services of an investment banker to sell NY Medical at the highest available price and (subject to the Company's receipt of an opinion from such banker that the terms of sale are fair, from a financial point of view, to the Company, Lifetime and the Company's stockholders, giving effect to the NY Medical Stock Purchase Agreement and the Closing Agreement) may compel the Company to consummate such sale.

Pending consummation of the Payment Events or forced sale of NY Medical, the parties to the Closing Agreement have agreed upon certain mutual covenants in respect of the activities of the Company and the operation and control of the NY Medical business. In addition, the parties to the Closing Agreement agreed that Redwood would have the right to nominate two persons to constitute a majority of the board of directors of each of NY Medical and Lifetime, and that the board of directors of the Company would be reconstituted to consist of five persons; Robert M. Rubin and another person acceptable to him, two nominees of Redwood, and a fifth independent director to be mutually acceptable to each of Mr. Rubin and Redwood. In such connection, Mr. Rubin designated C. Dean McLain as his additional designee on the Company's board of directors and Messrs. David Barnes, Michael Metter and Howard Katz were asked to tender their resignations as directors of the Company.

The Closing Agreement also provides that in the event a forced sale of NY Medical were to occur, the proceeds of such sale would be applied in the following order of priority:

     - to pay transaction costs (other than the fairness opinion, which is to be paid by the Company);

     - to pay all indebtedness of NY Medical (other than approximately $1,500,000 of NY Medical indebtedness owed to the Company);

     -    to pay all obligations under the Landow Note and the Lifetime Note;

     -    to pay the costs of the fairness opinion; and

     -    to the Company, to the extent of any remaining net proceeds.

To the extent that all obligations under the Landow Note and the Lifetime Note are not paid in full out of the proceeds of the NY Medical forced sale, the Company will be liable for any unpaid balance due within six months following such sale. The Company will, however, have the right to demand and receive payment from NY Medical on any unpaid amount due on the Company's loans to NY Medical in the principal aggregate amount of $1,500,000, which matures on January 2, 2004.

As at the date of filing this Form 8-K, the Company is negotiating to conduct a private placement of Company Common Stock and/or other securities for an anticipated aggregate proceeds of between $7,000,000 and $10,000,000, the net proceeds of which will be used to (a) pay off the Landow Note and Lifetime Note obligations to the extent required to satisfy the "Payment Events" under the Closing Agreement, and (b) to the extent not converted by the holders into
Company Common Stock repay a maximum of $1,500,000 of recently issued convertible Bridge Notes (see below).




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



Although the Company has received a letter of intent from an investment banking firm (the "Bank") to act as placement agent on a best efforts basis in respect of such proposed private placement, and believes that it will be able to timely complete such financing, there is no assurance that this will be the case. Bruce Meyers, one of the former stockholders of Lifetime, who currently holds an aggregate of 140,119 shares of the Company's Series B-2 Preferred (convertible into an aggregate of 2,802,380 shares of Company Common Stock), is the controlling stockholder and an affiliate of such Bank. In the event that such private placement is consummated, the Company will pay commissions to and expenses of such Bank, estimated to be approximately $1,300,000 if the private placement is fully consummated as presently contemplated. The Company and the Bank have agreed that the Company will: (i) grant the Bank a right of first refusal to conduct all the Company's financings other than commercial bank lending for a period of sixty (60) months, which right the Company may re-purchase for $150,000; (ii) issue to the Bank five-year warrants to purchase 13% of the number of shares of Company Common Stock sold in the private placement, if any; (iii) pay the Bank a fee of $75,000, and (iv) nominate a designee of the Bank to the Company's board of directors.

DVI Loan Facility

NY Medical's senior secured credit facility with its lender DVI Credit Corp. ("DVI") matures on September 24, 2003. DVI has requested that NY Medical refinance such facility with another lender. The current outstanding amount under the DVI facility is approximately $5,600,000. The Company has entered into preliminary discussions with DVI to extend the maturity date of the loan for 12 months from September 24, 2003. While no definitive response to the Company's proposal has been received from DVI, the Company is hopeful that DVI will agree to extend the maturity date of the loan until at least December 31, 2003, to provide the Company and NY Medical with additional time to seek refinancing of the DVI indebtedness. However, unless the Company is able to secure financing from other sources by September 24, 2003 (or any extension of such maturity date), if DVI were not to extend the loan beyond September 24, 2003, DVI could elect at any time after the final maturity date of such credit facility to foreclose on substantially all of the assets and properties of NY Medical (the Company's only operating asset). Such foreclosure would have a material and adverse impact upon the Company's business, financial condition and future prospects. There can be no assurance that the Company will be able to refinance the DVI debt on terms as favorable to those applicable under the existing DVI loan and security agreement, if at all. In addition, the unwillingness of DVI to extend the September 24, 2003 maturity date of its senior credit facility may create an investment risk that adversely affects the Company's ability to complete its contemplated $7 to $10 million private placement.

The holders of the Landow Note and the Lifetime Note have agreed that, if DVI elects not to extend the September 24, 2003 due date of its loan facility for at least six months or there is a borrowing base shortfall with a replacement lender, an aggregate of up to $500,000 due under the Landow Note on October 17, 2003, would be subject to extension for up to six months. In such an event the principal stockholders of the Company shall be required to pledge to the holders of the Landow Note shares of Company Common Stock equal in value to two times the amount extended under the Landow Note.

Certain Other Agreements

Finders Agreement. Robert DePalo is a former officer of Lifetime and affiliated with certain of the former Lifetime stockholders. Mr. DePalo has agreed to guaranty up to $1,000,000 of the indebtedness owed under the Lifetime Note. An affiliate of Mr. DePalo has also entered into a maximum three year finders agreement with the Company under which the affiliate shall receive a fee of $8,700 per month until such time as the Payment Events shall have occurred, at which time such monthly fee shall increase to $23,700 until an aggregate of $388,800 in finder's fees shall have been paid by the Company. In the event that NY Medical is sold as a result of the occurrence and continuation of a "Default Event," the monthly fee shall continue at $8,700 until an aggregate of $328,800 shall have been paid. Affiliates of Mr. DePalo or members of his family are the beneficial owners of 113,493 shares of B-2 Preferred, which are convertible into 2,269,860 shares of Company Common Stock. Mr. DePalo disclaims beneficial ownership as to all such shares.






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


Consulting Agreement. Kenneth Orr is a former officer of Lifetime and affiliated with certain of the former Lifetime stockholders. An affiliate of Mr. Orr has entered into a maximum two year consulting agreement with the Company under which the affiliate is to provide consulting services to NY Medical at the discretion and direction of the Company. The affiliate will receive a monthly fee of $10,000 for the term of the consulting agreement, which expires on May 31, 2005. In addition, the affiliate shall receive a success fee equal to 3% of any increase in annual net sales of NY Medical in excess of $20,000,000 for each year during the term of the consulting agreement, to the extent that such increase shall result from the efforts of the affiliate and/or Mr. Orr. In no case shall the success fee payable by the Company to the affiliate be in excess of $150,000 per year. Affiliates of Mr. Orr or members of his family are the beneficial owners of 116,548 shares of B-2 Preferred, which are convertible into 2,330,960 shares of Company Common Stock. Mr. Orr disclaims beneficial ownership as to all such shares. In 2000, Mr. Orr pled guilty in the US District court for the Eastern District of New York to a single count of conspiracy to commit money laundering and paid a $3,000 fine and received probation. This offense arose out Mr. Orr's acceptance of repayment of a loan made to an employee of a brokerage firm in which he was a principal, which funds it was determined were improperly derived by the employee. In a related matter, Mr. Orr settled, for $55,000 plus interest and penalties, a claim brought by the SEC without admitted or denying any violation of law.

Related Transactions

The Company, as the parent company of Lifetime, has also entered into negotiations for the acquisition of the remaining 45% of the outstanding capital stock of NY Medical from the New York Medical Employee Stock Ownership Plan and Trust (the "ESOP") and expects to complete a transaction whereby the Company will acquire such remaining equity interest in NY Medical capital stock in exchange for approximately $1,500,000 of the Company's convertible preferred stock. Although the Company expects to consummate the transaction with the ESOP within the next 30 days, there is no assurance that such transaction will be consummated on the terms currently being negotiated, if at all. However, under the NY Medical Stock Purchase Agreement, any acquisition of the ESOP or termination of the ESOP is prohibited if such acquisition or termination would cause the incurrence of any tax or penalty under the Internal Revenue Code.

In addition to its acquisition of Redwood's equity interest in NY Medical, Lifetime entered into a May 4, 2003 agreement to acquire from the sole stockholder of Premier Medical Services, Inc., a Florida corporation ("Premier") 100% of the capital stock of Premier. On June 20, 2003, Lifetime and Premier mutually agreed to terminate the Premier stock purchase agreement and, in connection therewith, a $175,000 advance on the purchase price paid upon the execution of the stock purchase agreement was returned.

Company Loan to NY Medical

During 2003, the Company lent to Lifetime (which, in turn, loaned such funds to NY Medical) and NY Medical an aggregate of $1,500,000, which NY Medical has used primarily for working capital purposes and to reduce NY Medical's indebtedness to DVI. The $1,500,000 of Company loans were consolidated and are now evidenced by NY Medical's 6% note to the Company due as to principal and interest on January 2, 2004 and secured by a lien and security interest on all of the assets and properties of NY Medical, which lien and security interest is secondary only to the liens held by DVI or any substitute senior secured lender.

Recent Bridge Note Financing

On June 17, 2003, the Company received an aggregate of $1,350,000 (net of selling commissions) in connection with the sale of $1,500,000 in aggregate principal amount of 10% convertible notes due March 2004 (the "Bridge Notes") through Vertical Capital Partners, a member of the NASD. Robert DePalo, a former officer of Lifetime and affiliate of a former Lifetime stockholder, is also affiliated with Vertical Capital Partners. The principal and interest due under the Bridge Notes are convertible into Company Common Stock at any time at $1.00 per share. In addition, the purchasers of the Bridge Notes received five year warrants to purchase an aggregate of 1,000,000 shares of Company Common Stock; provided, that if the principal and interest due under Bridge Notes have not been paid in full by October 17, 2003, the number of shares issuable upon exercise of the warrants will increase to 1,250,000 shares, and increase further to an aggregate of 1,500,000 shares in the event that, for any reason, the Bridge Notes have not been paid in full by January 17, 2005. The warrants are exercisable at the price of $0.75 per share. The Company utilized an aggregate of approximately $650,000 of the net proceeds from the sale of the Bridge Notes to increase its outstanding loans to Lifetime and NY Medical from $850,000 to $1,500,000.




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Although not secured by any assets of the Company or NY Medical, the Company has agreed to hold in trust for the benefit of the holders of the Bridge Notes, all proceeds the Company may receive in repayment of the $1,500,000 of debt owed by NY Medical to the Company under the secured NY Medical note due on January 4, 2004 (the "NY Medical Note Collection Proceeds"). To the extent that any Bridge Notes shall not have been converted into Company Common Stock and shall remain unpaid on their March 2004 maturity date, the Company shall remand to such Bridge Note holders all such NY Medical Note Collection Proceeds up to the amount of the then outstanding balance due under the Bridge Notes and accrued interest thereon.

Registration of Shares of Company Common Stock

Registration Rights Agreement. The Company agreed, pursuant to a registration rights agreement by and among the Company, Redwood, Dr. Landow, Joseph Ciavarella and the former stockholders of Lifetime dated as of June 16, 2003, to register for resale under the Securities Act of 1933, as amended, all the shares of Company Common Stock underlying: (i) the B-2 Preferred Shares, (ii) the options granted to Dr. Landow, Joseph Ciavarella, the chief financial officer of NY Medical, and certain other members of NY Medical's management (the
"Optionees"), and (iii) the Lifetime Note. While the Company cannot presently state how many shares will be subject to the registration rights agreement, the Company estimates that it will be required to register an aggregate of approximately 12,825,000 shares of Company Common Stock thereunder.

Bridge Notes. The Company has committed to register the shares of Company Common Stock issuable upon conversion of the Bridge Notes as well as the shares underlying the warrants issued to the investors in the Bridge Notes, which number the Company believes will not be more than 3,000,000.

B-3 Preferred. While not contractually obligated to do so, the Company will also register the 4,650,000 shares of Company Common Stock underlying the B-3 Preferred Shares dividended to its stockholders of record as of June 10, 2003.

Private Placement Securities. The Company will in all likelihood be required to grant registration rights to the investors in its anticipated private placement of Company securities, if any. The Company estimates that it may be required to register approximately 7,000,000 shares of Company Common Stock contemplated to be sold in the private placement.

ESOP Shares. The Company expects to acquire the 45% of the capital stock of NY Medical not already owned through Lifetime and anticipates that it may issue shares of preferred stock convertible into approximately 1,125,000 shares of Company Common Stock in consideration for such 45% equity interest.

Total Shares to be Registered. Accordingly, the Company anticipates that it may register an aggregate of approximately 28,600,000 shares of Company Common Stock in connection with the Merger and related transactions.

The Merger Agreement, the Stock Purchase Agreement and the Closing Agreement attached hereto as Exhibits 2.1, 2.2 and 10.1 are incorporated herein by reference and the foregoing summaries of the terms and conditions of such agreements are qualified in their entirety by reference to such agreements.

Business of New York Medical

NY Medical is the successor to New York Medical, P.C., which was established in 1994 by Dr. Jonathan Landow, a licensed physician. Dr. Landow serves as NY Medical's President and Chief Executive Officer. NY Medical provides facilities and management services for various medical practices which specialize in areas of neurology, orthopedics, physiatry and internal medicine. NY Medical manages professional medical corporations that provide the services of medical specialists, such as neurologists, acupuncturists, physical therapists, diagnostic technicians, physiatrists, physicians and orthopedists, to single health care practitioners. The professional corporations are centered on enabling a single practitioner, such as a chiropractor, to seamlessly provide a variety of medical specialties to his or her patients by accessing the services of contracted professional specialists. The Company and NY Medical believe that the professional corporations offer a solution to the single practitioner who often loses patients to the specialists to whom the patient is referred and who is adverse to the economic risk of investing in the much needed ancillary and/or specialty healthcare services his/her practice demands.







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

Under the NY Medical business model, NY Medical enters into exclusive ten year management contracts with the professional corporations owned and managed by Dr. Landow. NY Medical generates revenues from fair market value management fees charged to the professional corporations under its exclusive management agreements. Recently, Dr. Landow has consolidated all business into one professional corporation. The Company and NY Medical anticipate that NY Medical's revenues on a going-forward basis will be generated under the management agreement with the professional corporation.


The professional corporations under management agreements with NY Medical currently provide services to approximately 60 practitioners on a mobile basis and maintains ten permanent locations. The Company believes that the growth in NY Medical's business is due largely to the confluence of a number of factors, including:

     - its provision of better health care solutions at little or no economic risk to the practitioner;

     - engendering the goodwill of both single practitioner and specialist practices without having to purchase them; and

     - the increasing complexity of the insurance claims environment, which leaves single practitioners open to solutions that enable them to concentrate on the practice of medicine rather than business administration.

NY Medical maintains insurance policies with coverages that the Company believes are appropriate in light of the risks attendant to NY Medical's business and consistent with industry practice. NY Medical also requires the contracted medical specialists to maintain sufficient professional liability insurance. The Company cannot assure that adequate liability insurance will be available to the Company and the contracted medical specialists in the future at acceptable costs. In addition, there is a risk that successful malpractice or other claims could be asserted against the contracted medical specialists that would exceed the scope of coverage or applicable policy limits. Those claims might adversely affect NY Medical's and the Company's business or reputation.

Under its management agreements, NY Medical provides financing to the professional corporationsand other professionals for which NY Medical provides management services by advancing funds to them in advance of receipt of payment from third party payors and, in the case of some diagnostic technicians, the practitioner. In addition, NY Medical provides the specialists with the equipment and supplies requisite for their practice. In exchange for such financing, NY Medical receives an interest in the professional corporations' and other professionals' accounts receivables, primarily represented by billings to the patients of the single practitioner. In the course of its business, NY Medical must carry these receivables for a period of time because health insurance companies have tended to defer a significant portion of health care claims. In the Company's opinion, this is a standard industry practice that has been effective because many physicians have neither the time nor inclination to pursue aggressive collection efforts. NY Medical has found, however, that persistence frequently leads to positive results. Since its founding, NY Medical has developed procedures that it believes has improved its collection experience, though some claims can still take several years to recover.

The Company is not aware of any significant direct competitors in NY Medical's market but believes that such competitors, if not currently identifiable, will soon establish themselves. The entry of any direct competitor could have a material and adverse effect on NY Medical's results of operations and therefore severely impact the Company's financial condition. The professional corporations have recently increased its concentration on managing diagnostic professionals along with services and equipment for diagnostics. Through its management agreements, NY Medical hopes to capture some of the more than $10,000,000 in revenues it estimates the specialists under management currently refer out to diagnostic centers. However, the diagnostic market is highly competitive. While NY Medical believes that it does have certain competitive advantages, there can be no assurance that it will be successful in its expansion efforts.

The Company intends to increase NY Medical's market presence in existing markets through the establishment of relationships with additional single practitioners and seeks to maximize the services the medical specialists provide to the single practitioners. In addition, NY Medical may seek to acquire similar businesses or others that the Company believes may positively affect the Company's financial condition. The Company cannot assure that it will be able to expand either within NY Medical's existing markets or in new markets. In addition, the Company cannot assure that any expansion will be beneficial to the Company's overall strategy or that any expansion will ultimately produce returns that justify the Company's investment in NY Medical.

The Company's ability to expand is dependent upon factors such as its ability to:

     -    identify attractive and willing candidates for acquisition;

     - adapt its structure to comply with federal and state legal requirements affecting NY Medical's arrangements with group practices, including state prohibitions on fee-splitting, corporate practice of medicine and referrals to facilities in which physicians have a financial interest;

     - obtain regulatory approvals and certificates of need, where necessary, and comply with licensing and certification requirements applicable to NY Medical, the physicians associated with NY Medical and their respective facilities;

     -    expand the Company's infrastructure and management; and

     -    obtain adequate financing.

The Company's ability to expand is also dependent on its ability to compete for opportunities. NY Medical may not be able to compete effectively for the acquisition and establishment of contractual relationships with single practitioners and medical specialists. NY Medical's competitors may have better established operating histories and greater resources than the Company has, or outperform NY Medical notwithstanding the absence of such advantages. Additionally, some hospitals, clinics, health care companies, HMOs and insurance companies engage in activities similar to those NY Medical engages in. Competitors may make it more difficult or expensive to acquire the assets of, and establish contractual relationships with, single practitioners and medical specialists, on terms beneficial to the Company.

NY Medical's annual net revenues for fiscal years ended 2000, 2001 and 2002 on a combined basis were approximately $13.0 million, $16.6 million and $12.1 million, respectively. Net income (loss) for fiscal 2000, 2001 and 2002 was approximately $(2.5) million, $3.3 million and $0.5 million, respectively. Net income for fiscal year 2002 was adversely affected by a $3.5 million increase to the allowance for contractual and other adjustments relating primarily to receivables generated from 1997 through 1999.



Management of the Company Subsequent to the Acquisition of Lifetime

The following table sets forth information with respect to directors, executive officers and key employees of the Company as of the filing date of this Form 8-K.


     Name (1)                  Age     Position
     --------                  ---     --------

Robert M. Rubin                 62     Chairman of the Board of Directors and Chief Executive Officer

Dr. Jonathan Landow             43     President of Lifetime and NY Medical [and Director of the Company]

C. Dean McLain                  49     Executive Vice President and Director

David M. Barnes                 60     Chief Financial Officer

Howard Katz  (2)                62     Director
_______________________________



(1) In connection with the Merger, it is anticipated that on or before July 15, 2003, Redwood will nominate two individuals to serve on the Company board of directors, and both Messrs. Rubin and Redwood will mutually select an independent fifth director to serve on the board of directors to fill the vacancies created by the resignations of David Barnes and Michael Metter, former members of the Company's board of directors. On June 13, 2003, Messrs. Barnes and Metter tendered their resignations as directors of the Company. Mr. McLain's resignation as a director of the Company, tendered on June 13, 2003, was not accepted.

(2) Mr. Katz' resignation as a director of the Company has been requested but as at the date of this Form 8-K such resignation has not been received.


ROBERT M. RUBIN. Mr. Rubin has served as the Chairman of the Company's Board of Directors since May 1991, and was its Chief Executive Officer from May 1991 to January 1, 1994. Between October 1990 and January 1, 1994, Mr. Rubin served as the Chairman of the Board and Chief Executive Officer of the Company and its subsidiaries; from January 1, 1994 to January 19, 1996, he served only as Chairman of the Board of the Company and its subsidiaries. From January 19, 1996 to the present, Mr. Rubin served as Chairman of the Board, President and Chief Executive Officer. Mr. Rubin was the founder, President, Chief Executive Officer and a Director of Superior Care, Inc. ("SCI") from its inception in 1976 until May 1986, when the business was sold to Olsten Corporation (NYSE). Mr. Rubin continued as a director of SCI until the latter part of 1987. Mr. Rubin is also a Director of Western Power and Equipment Corp. ("Western"). The Company owns approximately 13% of the outstanding common stock of Western (see "Item 5 -- Pending Sale of Assets"). Mr. Rubin was a director of Med-Emerg, Inc., a publicly held Canadian management company for hospital emergency rooms and outpatient facilities until November 2001. Mr. Rubin was also a director of StyleSite Marketing, Inc., which liquidated its assets for the benefit of secured creditors in January 2000.

JONATHAN LANDOW, MD. Dr. Landow obtained his medical degree from the University of Miami in 1986 and completed his postgraduate training at Lenox Hill Hospital in New York. New York. NY Medical's predecessor was established by Dr. Landow in late 1994 and since then he has devoted substantially all of his business and professional time as President and Chief Executive Officer of NY Medical and its affiliated professional corporations.

C. DEAN MCLAIN. Mr. McLain has served as the Company's Executive Vice President since March 1, 1993, as a director since March 7, 1994, and President of Western Power and Equipment Corp. since June 1, 1993. From 1989 to 1993, Mr. McLain served as Manager of Privatization of Case Corporation. From 1985 to 1989, Mr. McLain served as General Manager of Lake State Equipment, a distributor of John Deere construction equipment. Mr. McLain holds a B.S. degree in Business and Economics, and a Master's of Business Administration, from West Texas State University. Mr. McLain devotes his full professional time to Western and included in such time is time spent on the Company's business.

DAVID M. BARNES. Mr. Barnes has served the Company's Chief Financial Officer since May 15, 1996, and has been a director since November 8, 1996. Mr. Barnes is also presently a member of the Advisory Board of Interactive Imagination, Inc., a privately-held video game developer based in Seattle, WA. Mr. Barnes devotes the majority of his professional time to the business of the Company.

HOWARD KATZ. Mr. Katz has been a director since April 15, 1996, and was an Executive Vice President from April 15, 1996 through July 31, 1998. Since August 1998 to the present Mr. Katz has been the Chief Executive Officer of Imagine Networks, LLC., a company based in New York City that engages in advanced technology and software development.

Employment Agreements

Dr. Landow serves as President and Chief Executive Officer of Lifetime and NY Medical pursuant to an Employment Agreement dated as of June 16, 2003 with Lifetime and the Company. This agreement has a term of three years and was effective on June 17, 2003. The agreement provides that Dr. Landow will be paid $314,000 annually, increasing to $348,000 effective December 16, 2003. Commencing January 1, 2004, Dr. Landow's salary shall be subject to annual increases of $25,000 in the event that Lifetime's net income for the immediately preceding fiscal year is greater than or equal to $1.00. Dr. Landow's employment agreement contains non-competition provisions pursuant to which he has agreed not to engage in a business that is competitive with Lifetime or the Company during the term of his employment as well as provisions governing any inventions that Dr. Landow makes while employed, all of which inventions are or shall be, as the case may be, assigned to the Company and Lifetime.

The employment agreement provides for the grant to Dr. Landow of options to purchase 1,500,000 shares of Company Common Stock. These options vest forty percent (40%) upon issuance, and an additional twenty percent (20%) shall vest on each of June 17, 2004, June 17, 2005 and June 17, 2006, provided that Dr. Landow shall on any such vesting date be employed by the Company, Lifetime, or NY Medical. The options provide for an exercise price of $1.10 and have a term of five (5) years.

Risk Factors

Risks Related to the Merger

The Company has substantial short-term obligations to the former owners of NY Medical that pose significant risks to the viability of the Company. The Company is required to pay the holder of the Landow Note an aggregate of approximately $3.8 million by not later than October 17, 2003 and an additional $1,000,000, plus $2,000,000 to Redwood, by not later than March 22, 2004, failing which Dr. Landow may require the Company to sell all of the capital stock or assets of NY Medical. The Company does not presently have the capital resources to meet such obligations and there can be no assurance that its proposed debt and/or equity financings will be consummated on time to enable the Company to discharge such obligations on a timely basis, if at all. See "Need for additional capital" below.

In the event of a forced sale of NY Medical, the Company may not receive any of the proceeds from the sale. If the Company is unable to pay its obligations to the holders of the Landow Note and the Lifetime Note on a timely basis and NY Medical is sold, the Company may not receive any of the proceeds of the sale. Pursuant to the terms of the Closing Agreement, the purchase price received, after transactions expenses (excluding the cost of the requisite fairness opinion) will be applied first to pay indebtedness then outstanding of NY Medical (other than $1,500,000 of existing indebtedness to the Company), then to pay outstanding indebtedness owed under the Landow Note and Lifetime Note, then to pay for the fairness opinion and finally to the extent of any remaining net proceeds, the excess shall be paid to the Company.

The Company may remain liable for any deficiencies in the event of a forced sale of NY Medical. In the event that the net proceeds from the sale of NY Medical shall be insufficient to satisfy in full all of the Company's obligations under the Closing Agreement, any unpaid amounts then due to the holders of the Landow Note and Lifetime Note shall remain the Company's obligations and shall be payable on a date which shall be the earlier to occur of (i) six months from the date of the sale of NY Medical, or (ii) immediately upon consummation of any financing that the Company undertakes subsequent to the sale of NY Medical. If NY Medical is sold without the Company receiving any proceeds from the sale, the Company may incur considerable losses with no corresponding benefits. Although the Company is presently unable to quantify such losses, if a loss occurs it would have a material adverse impact on the Company's financial condition and business prospects.

The loan facility with the senior secured lender to NY Medical will mature in the near term. DVI Business Credit Corp., the senior secured lender to NY Medical has requested that NY Medical refinance its existing credit facility that matures on September 24, 2003 with a different lender. The current outstanding indebtedness owed to DVI is approximately $5,500,000. The Company has entered into preliminary discussions with DVI to extend the maturity date of the loan for up to 12 months from September 24, 2003. While the Company has received no response to its proposal, the Company is hopeful that DVI will agree to extend the maturity date of the loan for at least three months following September 24, 2003. If such loan is not extended, or if the Company is unable to refinance such indebtedness by September 24, 2003, or any extended maturity date, DVI may foreclose on its lien on all of the assets and properties of NY Medical at any time on or after the maturity date. If such foreclosure were to occur on the Company's only operating asset it would have a material, adverse impact upon its business, financial condition, future prospects and viability as a going concern.

In addition, even if DVI does not elect to foreclose on NY Medical's assets, if the Company is unable obtain an extension of the September 24, 2003 maturity date of NY Medical's senior credit facility, the Company's ability to complete the contemplated private placement of the Company's securities may be adversely affected. Although the holder of the Landow Note has agreed that, under specified circumstances, if DVI does not elect to extend the September 24, 2003 due date of DVI's loan facility for at least six months, an aggregate of $500,000 due on October 17, 2003 under the Landow Note would be subject to extension for up to six months, such $500,000 deferral of the Landow Note indebtedness is at best a temporary and partial solution.

The former Lifetime stockholders received substantial benefits as a result of the Merger. The Company has issued to the former stockholders of Lifetime shares of the Company's B-2 Preferred convertible into an aggregate of 9,350,000 shares of the Company Common Stock, representing an aggregate of approximately 58.4% of the total number of shares of the Company Common Stock to be outstanding after full conversion of such B-2 Preferred and full conversion of the Company's B-3 Preferred into 4,650,000 which the Company issued as a dividend to the Company common stockholders of record as of June 10, 2003. Although certain of the former Lifetime stockholders have been instrumental in assisting the Company in recently raising $1.5 million in bridge financing, and Robert DePalo, an affiliate of certain former Lifetime stockholders owning shares of B-2 Preferred convertible into 1,981,746 shares of the Company Common Stock, personally guaranteed $1.0 million of payments due under the $5.5 million Lifetime Note, prior to the consummation of the NY Medical Stock Purchase Agreement Lifetime had no operating assets or business. If the Company is unable to raise the capital necessary to meet its financial obligations under the Closing Agreement, Dr. Landow may elect to cause the sale of NY Medical. In such event the former Lifetime stockholders will continue to own substantially all of such shares of B-2 Preferred even though the Company may not then have any operating business.

The Company's acquisition of Lifetime will result in the recording of substantial goodwill. The acquisition of Lifetime will be accounted for as a purchase by the Company of 55% of the capital stock of NY Medical. As a result, the excess of the value of the consideration issued to Lifetime's former stockholders (approximately $12.355 million, based on the Company Common Stock being valued at its $1.30 per share closing price on June 17, 2003) over the fair value of the identifiable NY Medical tangible assets acquired, less the fair value of liabilities assumed, will be recorded by the Company as goodwill. The amount of such goodwill will be established based upon the balance sheet of NY Medical at June 16, 2003, and may be assumed to be substantial. According to applicable accounting rules, goodwill and other intangible assets must be evaluated on a regular basis and the re-evaluation may result in impairment charges which may reduce its future net income.

After the Merger the Company's chief executive officer and certain of his business associates will have the power to take unilateral action. The Company's principal stockholder, the Rubin Family Irrevocable Stock Trust (the "Trust") owns 1,549,831 shares of the Company Common Stock, or approximately 77.6% of the number of the shares of the Company Common Stock issued and outstanding immediately prior to the Merger. Robert M. Rubin, the Company's chairman of the board and chief executive officer, created the Trust for the benefit of members of his family. Affiliates of substantially all of the former stockholders of Lifetime have had prior business relationships with Mr. Rubin. Assuming conversion of all the Series B-2 Preferred Stock the Company issued to the former Lifetime stockholders and conversion of all 180,382 shares of Series B-3 Preferred Stock issued to the Trust as a stock dividend, the Trust and the affiliates of such business associates of Mr. Rubin would own, approximately 80.1% of the outstanding shares of the Company Common Stock. Accordingly, Mr. Rubin and his business associates will have the power to control the direction and policies of the Company, including the power to elect its directors, appoint new management and approve many actions requiring the approval of its stockholders, such as adopting most amendments to the Company's certificate of incorporation and approving mergers or sales of substantially all of the Company's assets. The directors so elected will have the authority to issue additional stock and stock options, implement stock repurchase programs, declare dividends and make other such decisions about the Company's capital stock. These actions may dilute, reduce or eliminate the ownership of the Company's minority stockholders.

The Company may be unable to obtain indemnification for breach of contract. The NY Medical Stock Purchase Agreement provides that Redwood, the former 55% NY Medical stockholder will indemnify Lifetime for losses suffered or incurred by Lifetime, arising from breaches of such stockholder's representations, warranties, covenants or agreements under the NY Medical Stock Purchase Agreement and related documents. However, such right of indemnification is payable only by the right to offset payments owed by the Company under the $5.5 million Lifetime Note to the extent of the last $2 million due under the Lifetime Note. In addition, since the Company is advised that Redwood has no assets other than its right to receive payments under the Lifetime Note, if the Company incurs damages for any such breach of contract in excess of the then outstanding balance of such note, the Company may be unable to collect such excess.

If the Company were required to repay all $1,500,000 of convertible notes issued in June 2003 in a bridge private placement, the Company would be required to deplete its available working capital or raise additional funds. In June 2003, the Company issued convertible notes in the principal amount of $1,500,000. The convertible notes are due and payable, with 10% interest, in March, 2004, unless sooner converted into shares of Company Common Stock. In addition, any event of default as described in the convertible notes could require the early repayment of the convertible notes. The Company anticipates that the full amount of the convertible notes, together with accrued interest, will be converted into shares of Company Common Stock. However, if the Company were required to repay the convertible notes, it would have to use its limited working capital and raise additional funds. If the Company were unable to repay the notes when required, the note holders could commence legal action against the Company to recover the amounts due which ultimately could require the disposition of some or all of the Company's assets. The Bridge Notes are unsecured, but the Company has agreed to hold in trust for the benefit of the holders of the Bridge Notes any payments the Company may receive from NY Medical under its $1.5 million secured note due in January 2004.

The issuance of shares upon conversion of the Bridge Notes will cause additional dilution to the Company's existing stockholders. The issuance of shares of Company Common Stock upon conversion of the Bridge Notes, will result in additional dilution to the equity interests of other stockholders. The Company issued Bridge Notes for an aggregate face amount of $1,500,000, convertible at a $1.00 per share. Further, the investors have the option to purchase between 1,000,000 and 1,500,000 additional shares of Company Common Stock under warrants issued to such investors at an exercise price of $0.75, depending upon whether the Company repays its obligations under the Bridge Notes. If the Company fails to repay the debt represented by the notes in a timely manner, the Company may therefore be required to issue an aggregate of up to 3,000,000 additional shares of Company Common Stock to the investors in its bridge private placement.

The Company granted substantial stock options management and others. The Company has granted members of NY Medical's management and certain of NY Medical's key employees and consultants options to purchase an aggregate of 2,100,000 shares of Company Common Stock.

There was no formal valuation determining the fairness of the merger consideration. The merger consideration was determined by arms' length negotiations between Company management and the principal stockholders of Lifetime, but there was no formal valuation of Lifetime or NY Medical by an independent third party. Neither the Company nor Lifetime obtained a fairness opinion by an investment banking firm or other qualified appraiser. Since the acquisition of Lifetime and NY Medical did not require the approval of the Company's stockholders, the Company is unable to determine whether its stockholders, other than the Trust, would have agreed with the determination by the Company's board of directors that the terms of the merger were fair and in the best interests of the stockholders.

Potential conflicts of interest arising from certain related-party transactions. The Company has entered into consulting agreements with affiliates of certain former stockholders of Lifetime under which such persons are entitled to receive monthly cash payments and success fees upon the completion of certain project development activities. Such agreements may result in conflicts of interest for the directors and principal stockholders who are, or whose affiliates are, parties to such consulting agreements (see "Acquisition of Lifetime and NY Medical - Certain Other Agreements").

The Company has recently issued securities convertible into or exercisable for a significant number of shares of Company Common Stock, and future sales of such shares may lower the price of the Company Common Stock. The Company had 1,997,624 shares of Company Common Stock outstanding prior to the Merger and an aggregate of 407,094 Series B-1 Preferred Shares issued and outstanding, the latter of which are convertible into an aggregate of approximately 16,284 shares of Company Common Stock for an aggregate of 2,013,908 shares of Company Common Stock on a fully diluted basis.

In connection with the Merger and related transactions and developments:

     - The Company issued options to purchase an aggregate of approximately 2,100,000 shares of Company Common Stock;

     - The Company issued preferred shares convertible into an aggregate of 14,000,000 shares of Company Common Stock, 9,350,000 of which were issued to the former stockholders of Lifetime;

     - The Company assumed a convertible promissory note in the aggregate face amount of $5,500,000, which is convertible, subject to certain conditions the likelihood of fulfillment of which cannot be stated with certainty as of the date of this Form 8-K, into approximately 1,375,000 shares of Company Common Stock in the event such conversion occurred as of the date hereof; and

     - The Company issued notes and warrants convertible or exercisable, as the case may be, into a maximum of 3,000,000 shares of Company Common Stock.

Under a registration rights agreement executed in connection with the Merger and related transactions, the Company has agreed to register for resale, under the Securities Act of 1933, as amended, all the above-mentioned shares of Company Common Stock except for the 4,650,000 shares of Company Common Stock underlying the Series B-3 Preferred Stock to be dividended out to the Company stockholders of record on June 10, 2003 (which the Company will register notwithstanding the absence of an express commitment to do so), constituting an aggregate of 20,475,000. If all 20,475,000 shares of Company Common Stock are issued, there could be an aggregate of 22,472,624 shares of Company Common Stock outstanding.

The Company intends to raise up to $10,000,000 in a private placement shares of Company Common Stock and anticipates that it may issue warrants in connection therewith, for an aggregate of what the Company presently estimates, based on the current market price of the shares, will be approximately 7,000,000 shares. Further, the Company intends to acquire the remaining outstanding capital stock NY Medical not already owned by the Company through the Merger and in connection therewith to issue shares of a to be designated series of convertible, redeemable preferred stock. The Company anticipates that such shares of preferred stock would be convertible into a maximum of 1,125,000 shares of Company Common Stock. If the foregoing assumptions are correct, the Company would issue an additional 8,125,000 shares of Company Common Stock, at which point the Company would have an aggregate of 30,597,624 such shares issued and outstanding on a fully diluted basis.

Sales of substantial amounts of common stock into the public market could lower the market price of Company Common Stock.

Risks Related to the Company's Business

The Company may fail to adequately manage its anticipated future growth. NY Medical has achieved growth in its business over the last years primarily through organic growth. The Company intends to continue to expand in the future. As the Company grows, there will be increased demands on its management and on its operational and administrative systems, controls and other resources. The Company will also have to improve the efficiency of its operations. There can be no assurance that the Company's existing personnel, systems, procedures or controls will be adequate to support its operations in the future or that the Company will be able to successfully implement appropriate measures consistent with its growth strategy. The Company also may be required to add staff and information and other systems. The Company cannot guarantee that it will be able to do so, or that if it is able to do so, the Company will be able to effectively integrate them into its existing staff and systems.

The Company's gross margins are subject to fluctuations as a result of variances in utilization rates. The Company's gross margins are affected by trends in the desirability of single practitioners to engage the services of the medical specialists that NY Medical manages through the professional corporation. The Company's operating expenses, including employee salaries, rent and administrative expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the revenues generated. If NY Medical should face greater difficulties than it has in the past in collecting on its accounts receivable and other claims, its business could be materially and adversely impacted. NY Medical has seen diminishing results of operations during its most recent fiscal year, with an associated negative effect on its cash flow and profits. If this condition should persist, it would negatively affect the Company's financial condition.

NY Medical may not be able to contract successfully with new single practitioners or specialists, or to integrate successfully the operation of acquisitions. The Company intends to increase market presence in existing markets through the establishment of relationships between NY Medical and additional single practitioners and seeks to maximize the services the medical specialists provide them. In addition, the Company may seek to acquire similar businesses or others that the Company believes may positively affect its financial condition. The Company cannot assure that it will be able to expand either within its existing markets or in new markets. In addition, the Company cannot assure that any expansion will be beneficial to its overall strategy or that expansion will ultimately produce returns that justify its investment.

The Company's ability to expand is dependent upon factors such as its ability to:

     -    identify attractive and willing candidates for acquisition;

     - adapt its structure to comply with federal and state legal requirements affecting NY Medical's arrangements with physician practice groups, including state prohibitions on fee-splitting, corporate practice of medicine and referrals to facilities in which physicians have a financial interest;

     - obtain regulatory approvals and certificates of need, where necessary, and comply with licensing and certification requirements applicable to NY Medical, the physicians associated with NY Medical and their respective facilities;

     -    expand its infrastructure and management; and

     -    obtain adequate financing.

The Company's ability to expand is also dependent on its ability to compete for opportunities. NY Medical may not be able to compete effectively for the acquisition and establishment of contractual relationships with single practitioners and medical specialists. NY Medical's competitors may have better established operating histories and greater resources than the Company does, or outperform the Company notwithstanding the absence of such advantages. Additionally, some hospitals, clinics, health care companies, HMOs and insurance companies engage in similar activities to those the Company engages in. Competitors may make it more difficult or expensive to acquire the assets of, and establish contractual relationships with, single practitioners and medical specialists, on more beneficial terms.

Acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention and resources, failure to retain key personnel, amortization or write-offs of acquired intangible assets and risks associated with unanticipated events or liabilities.

The Company's growth strategy to increase NY Medical's base of single practitioners in new and existing markets may not be successful, which could adversely impact the Company's growth and profitability. A significant element of Company's growth strategy is expansion of NY Medical's business by causing NY Medical to establish more relationships with single practitioners in new and existing markets. This aspect of the Company's growth strategy may not be successful, which could adversely impact its growth and profitability. The Company cannot assure that it will be able to:

     - identify markets that meet NY Medical's selection criteria for new single practitioners' offices;

     - hire and retain a qualified management team to oversee its increased operations;

     -    manage  a  large   and   geographically   diverse   group  of   single
          practitioners;

     - generate sufficient single practitioners in new markets to operate profitably in these new markets; or

     -    compete effectively in new markets.

The professional corporations' performance depends on their ability to recruit and retain quality physicians as specialists. The thrust of NY Medical's business idea is to assure single practitioners that the professional corporations' medical specialists to whom the practitioners refer their patients for specialized treatment are qualified in their field and will be able to provide satisfactory care to such patients. These medical specialists may terminate their affiliation with the professional corporation that NY Medical manages at any time. Further, if the Company fails to assure the provision of adequate support personnel or technologically advanced equipment that meet the needs of NY Medical's medical specialists, they may decline to continue their relationships with the professional corporation that NY Medical manages and/or the single practitioner with whom the professional corporation provides services. In the event that either of the foregoing possibilities should materialize, the Company's results of operations and financial condition would most likely suffer materially adverse consequences.

The professional corporations' facilities are located solely in New York, which makes the professional corporations, Company and NY Medical sensitive to regulatory, economic and competitive changes in this state. The approximately 60 single practitioners with whom the professional corporations' medical specialists have a relationship are located in New York, which makes the professional corporations, Company and NY Medical particularly sensitive to regulatory, economic, and competitive changes in New York. Any material change in the current regulatory, economic or competitive conditions in these states could have a disproportionate effect on the Company's overall business results.

The Company could be harmed if the single practitioners no longer use the services of the specialists the professional corporations manage, or the single practitioners lose many patients. If the professional corporations are unable to locate and introduce sufficiently qualified physicians to the single practitioners, the single practitioners may become reluctant to refer their patients to professional corporations' medical specialists. The Company does not control the professional activities of the medical specialists who perform services for the single practitioners. If a significant number of single practitioners terminate their relationships with the professional corporations' medical specialists, the Company's ability to maximize use of the professional corporations' medical specialists could be affected. In addition, if the single practitioners experience a diminution of demand for the services offered by the specialists, the benefit NY Medical derives from professional corporations would be decreased.

The Company and the professional corporations' medical specialists and single practitioners may become subject to burdensome medical malpractice lawsuits. Providing medical services entails the risk of professional malpractice and other similar claims. The physicians whose services are sought by the single practitioners and furnished by the professional corporations are from time to time subject to malpractice claims. The Company believes that NY Medical has structured its relationships with the professional corporations under NY Medical's management in a manner that does not constitute the practice of medicine or subject the professional corporations, Company or NY Medical to professional malpractice claims. Nevertheless, claims, suits or complaints relating to services and products provided by the medical specialists may be asserted against the professional corporations, NY Medical or the Company in the future, including malpractice claims. Additionally, NY Medical owns, operates and manages certain other facilities, which expose NY Medical and the Company to liability claims, including malpractice claims. Even if none of the Company, NY Medical or the professional corporations were to become subject to litigation, the single practitioners upon whom NY Medical's business model relies are frequently sued. Whether such suits are related to services the professional corporations provide or otherwise, the success of such lawsuits could have an indirect effect on the Company's results of operations.

Significant legal actions could subject NY Medical and the Company to substantial uninsured liabilities unrelated to medical malpractice. In recent years, healthcare providers have become subject to an increasing number of legal actions alleging product liability or related legal theories. Many of these actions involve large claims and significant defense costs. In addition, the professional corporations, Company and NY Medical may be subject to claims related to torts or crimes committed by employees and temporary staffing personnel of the professional corporations, NY Medical and the Company, including misuse of proprietary information and theft of property. NY Medical has faced and may continue to face claims by employees or employee candidates of discrimination or harassment (including for actions its customers or their employees may have taken), violations of health and safety regulations, workers compensation claims, retroactive entitlement to benefits and other similar claims. A failure of any of employees or personnel of the professional corporations, Company or NY Medical to observe the Company's policies and guidelines intended to reduce these risks, relevant patient policies and guidelines or applicable federal, state or local laws, rules and regulations could result in negative publicity, payment of fines or other damages. Litigation is costly and even if the Company does prevail, the cost of such litigation could harm the Company.

Medical reviews and audits by governmental and private payors could result in material payment recoupments and payment denials, which could negatively impact the Company's business. Medicare fiscal intermediaries and other payors periodically conduct pre-payment or post-payment medical reviews or other audits of the professional corporation's reimbursement claims. In order to conduct these reviews, the payor requests documentation from the professional corporations and then reviews that documentation to determine compliance with applicable rules and regulations, including the eligibility of patients to receive benefits, the appropriateness of the care provided to those patients, and the documentation of that care. The Company cannot predict whether medical reviews or similar audits by federal or state agencies or commercial payors of its reimbursement claims will result in material recoupments or denials, which could have a material adverse effect on the Company's financial condition and results of operations.

State and federal anti-kickback and anti-self-referral laws may adversely affect the Company's income. Various federal and state laws govern financial arrangements among health care providers. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, the referral of Medicare or Medicaid patients, or in return for, or to induce, the purchase, lease or order of items or services that are covered by Medicare or Medicaid. Similarly, many state laws prohibit the solicitation, payment, or receipt of remuneration in return for, or to induce, the referral of patients in private as well as government programs. Violation of these anti-kickback laws may result in substantial civil or criminal penalties for individuals or entities and/or exclusion from federal or state health care programs. The Company intends to operate in compliance with applicable law and believes that the professional corporation's arrangements with providers would not be found to violate the anti-kickback laws. The Company cannot assure, however, that these laws will be interpreted in a manner consistent with its operations.

Federal law regarding certain physician self-referrals (the "Stark law") prohibits a physician from referring Medicare or Medicaid patients to an entity for certain "designated health services" if the physician has a prohibited financial relationship with that entity unless an exception applies. Although the Company believes that the professional corporations' and NY Medical's operations do not violate these laws, the Company cannot assure that such operations will not be challenged. If a challenge to such operations is successful, it could have a material adverse effect on the Company's operations. In addition, legislation may be enacted in the future that further addresses Medicare and Medicaid fraud and abuse or that imposes additional requirements or burdens on the Company.

New York State has adopted a form of anti-kickback law and has also adopted a form of Stark law. The scope of these laws and the interpretations of them vary and are enforced by state courts and regulatory authorities, each with broad discretion. A determination of liability under the laws described in this section could result in fines and penalties and restrictions on the Company's ability to operate in these jurisdictions.

Federal false claims act violations could affect the professional corporations' participation in government programs. The Federal False Claims Act provides in part that the federal government may bring a lawsuit against any person whom it believes has knowingly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or who has made a false statement or has used a false record to get a claim approved. Claims presented in violation of the federal anti-kickback law or Stark law may be considered a violation of the Federal False Claims Act. Penalties include civil penalties of not less than $5,000 and not more than $10,000 for each false claim, plus three times the amount of damages that the federal government sustains because of the act of that person. The Company believes that the professional corporations and NY Medical is in compliance with the rules and regulations to which the Federal False Claims Act applies. However, the Company cannot assure that the professional corporations will not be found to have violated certain rules and regulations resulting in sanctions under the Federal False Claims Act, and if so, whether any sanctions imposed could result in fines and penalties and restrictions on participation by the professional corporations in federal and state health care programs that are integral to the Company's business.

The professional corporations' agreements with the contracted medical specialists must be structured to avoid the corporate practice of medicine and fee splitting. New York State prohibits business entities, such as NY Medical, from exercising control over the medical judgments or decisions of physicians and from engaging in certain financial arrangements, such as the splitting of professional fees with physicians. A component of NY Medical's strategy is to enter into service agreements with medical specialists. The professional corporation provides management, administrative, technical and other non-medical services to the medical specialists in exchange for a service fee. NY Medical structures its relationships with the professional corporation, including the purchase of assets and the provision of services, in a manner that NY Medical believes keeps it and the Company from engaging in the practice of medicine or exercising control over the medical judgments or decisions of the medical specialists or violating the prohibitions against fee-splitting. State regulatory authorities or other parties may assert that NY Medical and the Company engaged in the corporate practice of medicine or that the payment of service fees to the Company by the medical specialists constitutes fee-splitting. If such a claim were successfully asserted, NY Medical and the Company could be subject to civil and criminal penalties and could be required to restructure or terminate the NY Medical's contractual arrangements. This result or the Company's inability to successfully restructure NY Medical's relationships to comply with these statutes could jeopardize the Company business strategy.

Compliance with the regulatory framework is uncertain and evolving. Healthcare laws and regulations may change significantly in the future. The Company intends to monitor these developments and modify NY Medical's operations from time to time as the regulatory environment changes. The Company cannot assure, however, that it will be able to adapt NY Medical's operations to address new regulations or that new regulations will not adversely affect the Company's business. In addition, although the Company intends to conduct NY Medical's operations to comply with applicable federal and state laws, neither NY Medical's current or anticipated business operations nor the operations of the professional corporations have been the subject of judicial or regulatory interpretation. The Company cannot assure that a review of its business by courts or regulatory authorities will not result in determinations that could adversely affect NY Medical's operations or that the health care regulatory environment will not change so as to restrict NY Medical's operations.

New York has enacted statutes or adopted regulations affecting risk assumption in the health care industry, including statutes and regulations that subject any physician or physician network engaged in risk-based managed care contracting to applicable insurance laws and regulations. These laws and regulations may require providing for minimum capital requirements and other safety and soundness requirements. The implementation of additional regulations or compliance requirements could result in substantial costs to the Company and the professional corporations and limit the ability of the professional corporations to enter into capitated or other risk-sharing managed care arrangements.

Managed care contracts and capitated fee arrangements could reduce operating margins.Under capitated or other risk-sharing arrangements, the healthcare provider typically is paid a pre-determined amount per-patient per-month from the payor in exchange for providing all necessary covered services to patients covered under the arrangement. These contracts pass much of the financial risk of providing outpatient care from the payor to the provider. The Company's success will, in part, depend on NY Medical's ability to effectively negotiate, on behalf of the professional corporations contracted medical specialists, contracts with HMOs, employer groups and other third-party payors under which services will be provided on a risk-sharing or capitated basis. Risk-sharing arrangements result in greater predictability of revenue but greater unpredictability of expenses and, consequently, profitability. The Company cannot assure that NY Medical will be able to negotiate satisfactory arrangements on a capitated or other risk-sharing basis on behalf of the professional corporations' medical specialists. In addition, to the extent that patients or enrollees covered by these contracts require more frequent or extensive care than is anticipated, the professional corporations would incur unanticipated costs not offset by additional revenue, which would reduce operating margins of NY MEdical and the Company.

Other Risks

The market for shares of Company Common Stock is highly illiquid. The market for shares of Company Common Stock is highly illiquid and the Company cannot assure that a liquid market will ever develop. Consequently, holders of the shares of Company Common Stock may not be able to sell them in the event of an emergency or at any time, and shares of Company Common Stock will not be readily acceptable as collateral for loans. Further, if a more liquid market is developed for shares of Company Common Stock through a secondary public offering or the listing of Company Common Stock for trading on Nasdaq or another national securities exchange, certain holders of shares of Company Common Stock, as a condition to such offering or quotation, may be required to enter into an agreement not to sell or otherwise transfer, pledge, assign or hypothecate their shares for a significant period of time following the secondary public offering or quotation. The effect of an illiquid market on the holders of shares of Company Common Stock is to impede the sale of Company Common Stock in the open market, particularly if considerable blocks are submitted to the broker-dealer. The broker-dealer may not be able to execute a sale or, if it can, may not be able to execute the sale at an execution price at or above the bid price.

The Company may fail to meet the expectations of investors and analysts, which may cause the market price of Company Common Stock to fluctuate or decline. Securities analysts frequently issue reports based on the results of a single quarter. NY Medical's revenues and earnings have fluctuated significantly in the past, and the Company expects that such revenues and earnings will continue to do so in the future. Relatively poor results in one quarter could significantly and adversely influence such reports, which may in turn lead to depreciation of the market price of the Company Common Stock. Holders of Company Common Stock must be prepared to lose most or all of their investment.

Recently enacted and proposed changes in securities laws and regulations are likely to increase the Company's costs. In July 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the "SOX"). The purpose of SOX is to protect investors by improving the accuracy and reliability of corporate disclosures made pursuant to the securities laws, and for other purposes.

SOX amends the Securities Exchange Act of 1934 to prohibit a registered public accounting firm from performing specified non-audit services contemporaneously with a mandatory audit. SOX also vests the audit committee of an issuer with responsibility for the appointment, compensation, and oversight of any registered public accounting firm employed to perform audit services. In addition to the establishment of a new accounting oversight board which will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the bill restricts provision of both auditing and consulting services by accounting firms. To ensure auditor independence, any non-audit services being provided to an audit client will require preapproval by the company's audit committee members. In addition, the audit partners must be rotated.

SOX further requires the chief executive officer and chief financial officer of an issuer to make certain certifications as to each annual or quarterly report.

In addition, SOX requires officers to forfeit certain bonuses and profits under certain circumstances. Specifically, if an issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer as a result of misconduct with any financial reporting requirement under the securities laws, the chief executive officer and chief financial officer of the issuer shall be required to reimburse the issuer for (1) any bonus or other incentive-based or equity-based compensation received by that person from the issuer during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying such financial reporting requirement; and (2) any profits realized from the sale of securities of the issuer during that 12-month period.

In addition to the above the SEC has, pursuant to SOX, issued rules mandating:

     -    disclosure  of  all  material   off-balance  sheet   transactions  and
          relationships that may have a material effect upon the financial status of an issuer;

     - the presentation of "non-GAAP" financial information in a manner that is not misleading, and which is reconciled with the financial condition of the issuer under generally accepted accounting principles;

     - that corporate counsel report evidence of a material violation of the securities laws or a breach of fiduciary duty by an issuer to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself (a final rule requiring "Noisy withdrawal" on the part of an attorney in certain situations remains under the SEC's consideration);

     - that issuers adopt and make public and issue a code of ethics for senior financial officers of the issuer, and that any waivers granted under the code also be made publicly available;

     - inclusion of an internal control report and assessment by management in the annual report to stockholders, including a requirement that the issuer's RPAF attest to and report on management's assessment of the issuer's internal controls;

     - that each audit committee member be a member of the board of directors of the issuer, and to be otherwise independent, where "independence" is defined as precluding the acceptance of consulting, advisory or other compensatory fees from the issuer and is otherwise similar to the concept applicable to a person who is not deemed an "affiliate" of the issuer; and

     - disclosure of whether at least one member of the committee is a "financial expert" (as such term is defined by the SEC) and if not, why not.

SOX also prohibits insider transactions in issuers' shares during lock out periods of such issuers' pension plans, and any profits on such insider transactions are to be disgorged. In addition, there is a prohibition of issuer loans to its executives, except in certain circumstances.

Further, SOX adds a criminal penalty of fines and imprisonment of up to 20 years for securities fraud.

The legislation accelerates the time frame for disclosures by public companies, as they must rapidly disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company's securities within two business days of the change on Form 4; this form must very soon be filed electronically. In addition, the SEC proposed on June 17, 2002 to accelerate the filing dates for a variety of corporate events on Form 8-K. While the SEC has not yet issued a final rule on this subject, many expect it to do so soon.

Proposed changes in the accounting rules, including legislative and other proposals to account for employee stock options as compensation expense among others, could increase the expenses that the Company reports under generally accepted accounting principles and adversely affect its operating results.

The Company expects these developments to increase the legal and financial compliance costs, and to make some activities more difficult. The Company expects these developments to make it more difficult and more expensive for public companies to obtain director and officer liability insurance, which will in all likelihood be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These developments could make it more difficult for the Company to attract and retain qualified members of its board of directors, particularly to serve on the Company's audit committee and qualified executive officers. The Company is presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude of additional costs it may incur as a result.

The Company cannot assure that it will: (i) have members of its audit committee that meet the requirements of SOX; (ii) have a "financial expert" on its audit committee; (iii) adopt a code of ethics; (iv) have a corporate web site on which Form 4 filings made by the officers, directors and other affiliates will be posted, or (v) be able to institute the internal controls required under the SOX and implementing rules. While the Company will endeavor to establish the requisite procedures and structure its corporate governance in accordance with SOX and the rules and regulations issued by the SEC thereunder, the Company cannot assure that it will be successful in this regard or that the costs it incurs in doing so will not prove exorbitant.

Beneficial Ownership of the Company Subsequent to the Acquisition of Lifetime and NY Medical

Each share of B-2 Preferred Stock and B-3 Preferred Stock is convertible into 20 shares of Company Common Stock (see "Description of Securities" below). The following tables set forth, as of June 30, 2003, the number of shares of B-2 Preferred issued pursuant in connection with the Merger, and the number of shares of B-3 Preferred issued as a dividend to the Company's stockholders of record as of June 10, 2003, without regard to the relationship of such persons to the Company. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned.




                                      Series B-2 Convertible Preferred Stock

Stockholder                          Preferred Stock   Percentage (1)  Common Stock  (2)   Percentage (3)
-----------                          ---------------   --------------  ------------  ---   --------------

Joshua Silverman                           4,802            1.03%            96,032               *
Elizabeth Berman                           9,167            1.96%           183,333             1.15%
Leo T. Abbe                                9,167            1.96%           183,333             1.15%
Nancy Abbe Trust                          27,937            5.98%           558,730             3.49%
Merav Abbe Irrevocable Trust              18,770            4.01%           375,397             2.35%
Scott Cohen                               23,571            5.04%           471,429             2.95%
Corico Inc (4)                            67,659           14.47%         1,353,175             8.46%
JD Lauren Inc. (4)                        43,214            9.24%           864,286              5.4%
Saudry LLC                                 9,167            1.96%           183,333             1.15%
Old Oak Fund, Inc. (4)                     5,675            1.21%           113,492               *
Allied International Fund, Inc. (5)       93,413           19.98%         1,868,254            11.68%
DePalo Family Irrevocable Trust (5)       10,913            2.33%           218,254             1.36%
Bruce Meyers (6)                         140,119           29.97%         2,802,381            17.52%
Joseph Catania                             1,310            0.28%            26,190               *
K-Krew and Company                         2,619            0.56%            52,381               *
___________________________________________
*  Less than one percent.



     (1) Reflects beneficial ownership of Series B-2 Convertible Preferred Stock only.

     (2) Based on the conversion ratio of 20 shares of Company Common Stock for each one share of Series B-2 Preferred.

     (3) Assumes full conversion of all B-2 Preferred and B-3 Preferred into Common Stock. Does not include conversion of Bridge Notes , conversion of the Lifetime Note or exercise of any outstanding options or warrants.

     (4) Corico, Inc., JD Lauren, Inc. and Old Oak Fund, Inc. are all companies affiliated with Kenneth Orr or members of his family. Mr. Orr disclaims beneficial interest in any Company securities held by such entities.

     (5) Allied International Fund, Inc., the DePalo Family Trust and Saudry, LLC are all entities affiliated with Robert DePalo or members of his family. Rosemarie DePalo, the wife of Robert DePalo, is the beneficial owner of all Company securities owned by such entities. Mr. DePalo disclaims beneficial interest in any of such Company securities.

     (6) The Company has an oral agreement with Bruce Meyers that provides that if the Company's proposed private placement of Common Stock and other securities does not result in the Company's receipt of net proceeds which, when coupled with all other then available capital resources (including funded debt), is sufficient to enable the Company to comply with the Payment Event obligations under the Landow Note and the Lifetime Note, the Company may repurchase, for $.01 per share, all 140,119 shares of Series B-2 Preferred issued to Mr. Meyers in the Merger. Roan/Meyers Associates, LP, a registered broker dealer with which Mr. Meyers is affiliated, has agreed to act as placement agent for the Company in connection with such private placement.



                                      Series B-3 Convertible Preferred Stock

               Stockholder                 Preferred Stock  Percentage (1)  Common Stock (2)     Percentage (3)
               -----------                 ---------------  --------------  ----------------     --------------

Rubin Family Irrevocable Stock Trust           180,374          77.58%          3,607,480            32.24%
Other stockholders                              52,126          22.42%          1,042,520             9.32%

___________________________________________________




     (1) Reflects beneficial ownership of Series B-3 Convertible Preferred Stock only.

     (2) Based on the conversion ratio of 20 shares of Company Common Stock for each one share of Series B-2 Preferred.

     (3) Assumes full conversion of all B-2 Preferred and B-3 Preferred into Common Stock. Does not include conversion of Bridge Notes, conversion of the Lifetime Note or exercise of any outstanding options or warrants. Includes beneficial ownership of shares of Company Common Stock currently issued and outstanding.


Description of Securities

Series B-2 Preferred Stock

In consideration for its acquisition of Lifetime in the Merger, the Company issued 467,500 shares of its newly designated shares of Series B-2 Preferred Stock, par value $0.01 per share (the "B-2 Preferred") to the former holders of common stock of Lifetime. Each share of the B-2 Preferred is convertible into twenty (20) shares of the Company Common Stock, or an aggregate of 9,350,000 such shares of Company Common Stock, if fully converted, subject to equitable adjustment in the event of splits, dividends, consolidations or recapitalizations affecting the outstanding Company Common Stock. The conversion may be effectuated:

     -    at the election of the holder at any time after December 17, 2003, or

     - by the Company on a mandatory conversion basis, upon the earlier to occur of either (i) any date subsequent to December 17, 2003, pursuant to a resolution in favor thereof by the Company's board of directors, or (ii) immediately prior to any event that involves either a change of control of the Company or the sale of all or substantially all of its assets.

Except as otherwise required by law, the B-2 Preferred shall vote together, and not as a separate class, with the shares of Company Common Stock, on an "as converted" basis pursuant to the conversion rate then in effect for the B-2 Preferred.

In the event that the Company shall declare and issue a dividend, distribute assets upon liquidation, dissolution, winding-up or otherwise, the Series B-2 shall rank senior and prior to the Common Stock and any other class or series of capital stock of the Company then outstanding, except that the B-2 Preferred shall rank junior to the Company's Preferred Stock and in parity with the Series B-3 Preferred or any other class or series of capital stock which by its terms specifically provides for equal rank with the B-2 Preferred.

Each share of B-2 Preferred shall not entitle its holder to a fixed or stated dividend, except that if any dividend or distribution of any kind is declared and made to the holders of the Company Common Stock, the holder of the B-2 Preferred shall be entitled to receive any such dividend or distribution as if the B-2 Preferred had been converted into shares of Company Common Stock immediately prior to the record date set with respect to such dividend or distribution.

The foregoing description of the B-2 Preferred is qualified in its entirety by reference to the Certificate of Designation of the Series B-2 Preferred Stock, appended as Exhibit 4.1 hereto and incorporated herein and made an integral part hereof.

Series B-3 Preferred Stock

In connection with the acquisition of Lifetime and the Merger, the Company declared a stock dividend on a pro rata basis to all holders of record of its issued and outstanding shares of Company Common Stock on June 10, 2003 of an aggregate of 232,500 shares of the Company's newly designated shares of Series B-3 Preferred Stock, par value $0.01 per share (the "B-2 Preferred"). Each shares of the B-3 Preferred is convertible into twenty (20) shares of the Company Common Stock, or an aggregate of 4,650,000 such shares of Company Common Stock, if fully converted, subject to equitable adjustment in the event of splits, dividends, consolidations or recapitalizations affecting the outstanding Company Common Stock. The conversion may be effectuated:

     -    at the election of the holder at any time after December 17, 2003, or

     - by the Company on a mandatory conversion basis, upon the earlier to occur of either (i) any date subsequent to December 17, 2003, pursuant to a resolution in favor thereof by the Company's board of directors, or (ii) immediately prior to any event that involves either a change of control of the Company or the sale of all or substantially all of its assets.

Except as otherwise required by law, the B-3 Preferred shall be voted together, and not as a separate class, with the shares of Company Common Stock, on an "as converted" basis pursuant to the conversion rate then in effect for the B-3 Preferred.

In the event that the Company shall declare and issue a dividend, distribute assets upon liquidation, dissolution, winding-up or otherwise, the Series B-3 shall rank senior and prior to the Company Common Stock and any other class or series of capital stock of the Company then outstanding, except that the B-3 Preferred shall rank junior to the Series B-1 Preferred Stock and in parity with the Series B-2 Preferred Stock or any other class or series of capital stock which by its specifically provides for equal rank with the B-3 Preferred.

Each share of B-3 Preferred shall not entitle its holder to a fixed or stated dividend, except that if any dividend or distribution of any kind is declared and made to the holders of the Company Common Stock, the holder of the B-3 Preferred shall be entitled to receive any such dividend or distribution as if the B-3 Preferred had been converted into shares of Company Common Stock immediately prior to the record date set with respect to such dividend or distribution.

The foregoing description of the B-3 Preferred is qualified in its entirety by reference to the Certificate of Designation of the Series B-3 Preferred Stock, appended as Exhibit 4.2 hereto and incorporated herein and made an integral part hereof.

ITEM 5.  OTHER EVENTS

Constitution of the Board of Directors

In connection with the Merger, all the directors of the Company other than Mr. Robert Rubin, the chairman of the board of directors of the Company and Howard Katz, submitted their resignations. The Company declined to accept the resignation of Mr. McLain. Under the terms of the Closing Agreement, Mr. Rubin has the right to nominate one member to the board of directors in addition to himself and has selected Mr. McLain as his designee. Under the terms of the Closing Agreement, Redwood has the right to nominate two members to the Company's board of directors, one of whom may be Dr. Landow. The Closing Agreement further provides that a fifth member shall be mutually agreed upon and that this director must meet the criteria of independence established by the Sarbanes-Oxley Act of 2002 as applicable to service on an issuer's audit committee.

Pending Sale of Assets

The Company and its affiliates collectively own 6,761,424 shares of stock of Western Power & Equipment Corp. ("Western"), constituting approximately 72% of such shares issued and outstanding in Western, a public company trading on the over-the-counter bulletin board under the symbol "WPEC." On May 6, 2003, Western entered into an agreement to sell all of the outstanding shares of its wholly owned subsidiary Western Power & Equipment Corp., an Oregon corporation ("Western Sub"), to CDKnet.com, Inc. (OTCBB: CDKX) in exchange for approximately 9,400,000 shares of CDK common stock. Western Sub is engaged in the business of selling, renting, and servicing light, medium, and heavy construction equipment and industrial equipment, parts, and related products manufactured by Case Corporation and several other manufacturers. The transaction replaces the prior agreement dated January 29, 2003 between the parties and is intended to be a tax-free exchange of shares. The completion of the transaction remains subject to several conditions including shareholder approval, receipt of certain third party approvals, delivery of audited financial statements of Western Sub, additional due diligence, and compliance with applicable regulatory requirements. There can be no assurance that the transaction will be consummated.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION, AND EXHIBITS

          (a)  Financial  Statements  of  Business  Acquired.   To  be  held  by
               amendment to this Form 8-K.

          (b) Pro Forma Financial Information. To be filed by amendment to this Form 8-K.

          (c) Exhibits: The following documents are attached as exhibits to this report on Form 8-K:

     2.1 Amended and Restated Agreement and Plan of Merger dated as of June 17, 2003 among American United Global, Inc., Lifetime Healthcare Services, Inc. and Lifetime Acquisition.

     2.2 Stock Purchase Agreement dated March 21, 2003 among Lifetime Healthcare Services, Inc., Redwood Investments Associates, L.P and New York Medical, Inc., and the amendment thereto dated as of June 16, 2003.

     4.1  Certificate of Designation of the Series B-2 Preferred Stock.

     4.2  Certificate of Designation of the Series B-3 Preferred Stock.

     10.1 Closing Agreement, dated as of June 17, 2003, among American United Global, Inc., Lifetime Healthcare Services, Inc., Redwood Investments Associates, L.P., certain stockholders of Lifetime Healthcare Services, Dr. Jonathan Landow, M.D., Tracy Landow, the Rubin Family Irrevocable Stock Trust, and Robert M. Rubin.

     10.2 Finders Agreement by and between American United Global, Inc. and Hughes Holdings, LLC, dated as of June 16, 2003.

     10.3 Consulting Agreement by and between American United Global, Inc. and Doctor's Choice, Inc., dated as of June 16, 2003.

     10.4 Employment Agreement dated as of June 16, 2003, by and between American United Global, Inc. and Dr. Jonathan Landow.

     10.5 Convertible Subordinated Promissory Note of Lifetime issued to Redwood Investment Associates, L.P., dated as of June 16, 2003.

     10.6 Amended and Restated Senior Subordinated Term Loan Promissory Note of NY Medical issued to Tracy Landow, dated as of June 16, 2003.

     10.7 Registration Rights Agreement dated as of June 16, 2003, by and among American United Global, Inc., Redwood Investment Associates, L.P., Dr. Jonathan Landow, Mr. Joseph Ciavarella and the former stockholders of Lifetime.

     99.1 Press Release dated June 27, 2003.

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.


                                                    AMERICAN UNITED GLOBAL, INC.



                                                    By: /s/  Robert M. Rubin
                                                    ------------------------
                                                    Robert M. Rubin, CEO


July 2, 2003